UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 4, 2013

NII HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-32421	91-1671412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1875 Explorer Street, Suite 1000 Reston, Virginia	20190
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 390-5100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 4, 2013, NII Holdings, Inc. (the “Company”), Empresa Nacional de Telecomunicaciones S.A., a corporation existing under the laws of Chile, and one of its subsidiaries, Entel Inversiones, S.A., a corporation existing under the laws of Chile (such entities collectively, “Entel”), and the Company’s wholly-owned subsidiaries, NII Mercosur Telecom, S.L., a limited liability company existing under the laws of Spain (“NII Telecom”) and NII Mercosur Móviles, S.L., a limited liability company existing under the laws of Spain (“NII Móviles,” and collectively with NII Telecom, the “Selling Subsidiaries”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which Entel will purchase all of the outstanding equity interests in the Company’s wholly owned subsidiary, Nextel del Perú S.A. (“Nextel Peru”).

The Stock Purchase Agreement provides that Entel will acquire all of the outstanding equity interests in Nextel Peru for a purchase price ranging between $397 million and $415 million with the final purchase price determined based upon the timing of the completion of the transaction as specified in the Stock Purchase Agreement. The purchase price assumes that Nextel Peru is sold net of cash and debt and is subject to adjustment based on changes in Nextel Peru’s cash and debt balances and in its net working capital as specified in the Stock Purchase Agreement. The Stock Purchase Agreement provides that up to $65 million of the purchase price will be deposited and held in escrow to secure specified obligations of the Company and the Selling Subsidiaries under the Stock Purchase Agreement. The Stock Purchase Agreement also contemplates that the Company and certain of its subsidiaries and Nextel Peru will enter into interim service arrangements pursuant to which the Company and its subsidiaries will provide specified services in support of Nextel Peru’s operations for a transition period as well as reciprocal roaming arrangements. In addition, the Company has agreed that it and its affiliates will not provide wireless services in Peru for a period of three years subject to exceptions such as roaming agreements and servicing our multi-country customers.

The Stock Purchase Agreement includes other customary provisions, including a right of the Company to terminate the agreement in specified circumstances subject to the payment of a termination fee. The obligations of Entel to complete the transactions contemplated by the Stock Purchase Agreement are subject to, among other things, the receipt of confirmations regarding Nextel Peru’s compliance with specified regulatory requirements relating to licenses to use radio spectrum granted to it by the Organismo Supervisor de Inversión Privada en Telecomunicaciones of Peru, the continuing accuracy of representations made by the Company and the Selling Subsidiaries and the absence of events or circumstances that would have a material adverse effect on Nextel Peru’s business, assets, results of operations or financial condition.

The description of the Stock Purchase Agreement contained in this report is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

SAFE HARBOR

This report includes forward-looking statements regarding the transactions contemplated by the Stock Purchase Agreement and related transactions that are not historical or current facts and deal with potential future circumstances and developments. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect the forward-looking statements in this report include the failure to successfully close the transactions contemplated by the Stock Purchase Agreement including due to a failure to meet other closing conditions and the additional risks and uncertainties that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as in other reports filed from time to time by the Company with the Securities and Exchange Commission. This report speaks only as of its date, and the Company disclaims any duty to update the information herein except as required by law.

Item 7.01.	Regulation FD Disclosure.

On April 4, 2013, the Company issued a press release announcing that it had entered into the Stock Purchase Agreement. A copy of the press release is being furnished as an exhibit to this report and is incorporated by reference into this Item 7.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement by and among Entel Inversiones, S.A., Empresa Nacional de Telecomunicaciones S.A., NII Mercosur Telecom, S.L., NII Mercosur Móviles, S.L. and NII Holdings, Inc. dated as of April 4, 2013

99.1	Press Release dated April 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.

By:	/s/ Shana C. Smith
Shana C. Smith
Vice President, Corporate Counsel

Date: April 5, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement by and among Entel Inversiones, S.A., Empresa Nacional de Telecomunicaciones S.A., NII Mercosur Telecom, S.L., NII Mercosur Móviles, S.L. and NII Holdings, Inc. dated as of April 4, 2013

99.1	Press Release dated April 4, 2013

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